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                                                                   EXHIBIT 10.56

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION

                             PROPRIETARY INFORMATION

                AMENDMENT No. 1 to the TDD DEVELOPMENT AGREEMENT

THIS AMENDMENT AGREEMENT No. 1 is entered into as of September 30, 2001 between and among InterDigital Communications Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with offices at 781 Third Avenue, King of Prussia, Pennsylvania 19406 ("IDC"), InterDigital Technology Corporation, a Delaware corporation with offices at 300 Delaware Avenue, Suite 527, Wilmington, Delaware ("ITC" and, together with IDC, "InterDigital"), and Nokia Corporation, a corporation existing under the laws of the Country of Finland, with offices at Keilaladentie 4, SF-02150 Espoo, Finland ("Nokia").

                                   Background

Nokia and IDC entered into a Master Agreement, Patent License Agreement, and a TDD Development Agreement, each effective as of January 29, 1999. The parties wish to amend the Master Agreement and TDD Development Agreement as provided herein.

NOW, THEREFORE, in consideration of the covenants and promises made herein, the parties, intending to be legally bound, hereby agree as follows:

                                    Agreement

1.   New Definitions. The following new definitions are added to the Master
     Agreement:

     "2a. "Base TDD Project" means the TDD Project described in Exhibit 1 to this Amendment Agreement."

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     "28a. "Nokia Cap" means $US59,000,000."

2. New TDD Project Definition. The parties hereby adopt the Base TDD Project as the TDD Project to be undertaken by the parties pursuant to the terms of the Master Agreement and Related Agreements, as amended herein. Exhibit 1 hereto is hereby incorporated and made part of the Work Plans and Specifications. Any portions of the Work Plans and Specifications as of the Effective Date that are inconsistent with the provisions of Exhibit 1, either express or implied, are hereby superceded by Exhibit 1 hereto. Changes to the TDD Project shall be made in accordance with terms of the TDD Development Agreement, as amended herein.

3. Adoption of Cap and Payment Schedule For Reimbursement of Base TDD Project Costs Nokia and IDC hereby agree to modify the compensation terms of the TDD Development Agreement, from a time and materials basis without a cap, to payments schedule with a cap, as follows:

     A.   Section 5.1 is hereby replaced in its entirety with the following:

          "Compensation. IDC will be paid for its reimbursable costs incurred in the Base TDD Project in accordance with Exhibit 2, such reimbursable costs to be (i) [**] Nokia shall reimburse IDC in accordance with the following payment schedule:

             (i)    For services rendered by IDC during 2001, IDC will be paid
                    [**].

             (ii) For monthly services rendered by IDC commencing January 1, 2002, Nokia shall pay IDC [**].

             (iii) Upon final delivery of all deliverables as set forth in the Work Plans and Specifications, Nokia shall pay IDC the lesser of [**]

             Nokia's commitment hereunder shall cover only costs and fees incurred in accordance with this Agreement, the Work Plans and Specifications, and the Compensation Schedule, or future amendments or revisions thereto. Notwithstanding the foregoing, Nokia shall continue to be

_________________
** Material has been omitted and filed separately with the Commission.

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             responsible to pay costs related to Jointly Developed Patent Rights in accordance with Section 4.4 of the Agreement, and for resolving patent ownership disputes in accordance with Section 4.5."

4. Changes to the Work Plans and Specifications. As regards the Base TDD Project, the review and approval of the associated TDD Project Budget shall be as set forth in the TDD Development Agreement except as modified under
     Section 5 hereto. Any changes to the Work Plans and Specifications shall be made in accordance with the TDD Development Agreement. Notwithstanding anything in this Agreement or in the TDD Development Agreement to the contrary, any change to the Work Plans and Specifications representing an increase in effort or expansion of the Base TDD Project shall be approved by the parties in writing prior to implementation. The Project Managers shall have the authority to jointly approve such changes to the Work Plans and Specifications provided the increased effort is not expected to exceed $500,000.

5. Changes to Budgeting, Invoicing and Penalty Provisions. If the Total TDD Project Cost for the Base TDD Project has exceeded the Nokia Cap, then, other than providing on a one time basis the details reasonably necessary to demonstrate that the Total TDD Project Cost has exceeded the Nokia Cap, IDC shall have no further obligation to report costs, budget changes or other financial related information to Nokia as otherwise required in the Agreement. In addition, Nokia shall no longer have approval rights as regards any expenditures made by IDC in the implementation of the Work Plans and Specifications. In addition, in consideration of IDC limiting Nokia's reimbursement responsibility to the Nokia Cap for the Base TDD Project as provided herein, the penalty related to cost overruns set forth in Section 2.7.3 of the TDD Development Agreement is hereby deleted. The above limitation shall not apply to any additional effort being provided by IDC under different economic terms and conditions, as set forth in Section 4 hereto.

6. Joint Cooperation on RRM/Continued Support. Nokia and IDC shall cooperate with regard to Radio Resource Management technology development to assess, investigate and determine appropriate solutions for the interference issues. Without otherwise limiting Nokia's obligations under the Work Plans and Specifications, Nokia also agrees to maintain

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     at least the same level of support as regards the project (including standards support) as has been provided by Nokia historically over the term of the project.

7. TDD Technology Transfer. Section 4.9.3 of the TDD Development Agreement is hereby amended to eliminate the grace periods under subparagraphs (i),
     (ii), and (iv).

8. Amendment to Termination Liability. Section 9.4 ("Termination for Convenience") is hereby deleted.

9. Additional Termination Right. The parties will meet on a regular basis to discuss the future market applications for TDD. In the event that due to the availability of other competing technologies or other factors, UTRA TDD technology is projected with a reasonable degree of certainty as having no relevant market application, IDC and Nokia shall meet to discuss termination of the project, an agreement to do such, in view of the above circumstances, will be made in good faith and not unreasonably withheld or delayed.

10. Intellectual Property Rights. Except as otherwise expressly stated by Nokia in writing in respect of particular parts ("Sensitive Cells") at the time of disclosure to IDC (such designation requirement to be strictly enforced), the license for IDC and its Affiliates under the Nokia Licensed TDD Technology (but not as to Developed Patents and any patent rights under any pending patent applications), as set forth in Section 4.3.1 of the TDD Development Agreement, shall include any product of IDC (including, without limitation semiconductors, integrated circuits, software, radio equipment, IP blocks, etc.) actually used or intended to be used in connection with the manufacture or installation of TDD Products ("IDC TDD Components"), including when such IDC TDD Components are not used as part and within licensed products, and test equipment. It is hereby understood and agreed that (i) Sensitive Cells shall exclude any Technical Information disclosed by Nokia to IDC as of the Effective Date of this Amendment, (ii) understanding that IDC needs to have licensable IP as a product of this Base TDD Project, Nokia shall limit designating Sensitive Cells to exceptional circumstances, and (iii) IDC may, after good faith discussion with Nokia, decline to accept and/or utilize

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     Sensitive Cells in the Base TDD Project to the extent such acceptance or use may materially adversely impact the licensability of the Developed Technology. Nokia's non-assert, as set forth in Section 4.3.4 of the TDD Development Agreement, shall also apply to IDC TDD Components in addition to TDD ASICs and modems but solely in respect of TDD portion of such products (and excluding, without limitation, any possible GSM or FDD portion in the same product). Moreover, as used in Sections 4.2 and 4.3 of the TDD Development Agreement, TDD Products shall be interpreted to include test equipment for TDD Products. In addition, IDC and Nokia will be permitted to provide spare parts for test equipment (Nokia's right being limited to spare parts for the test equipment supplied by Nokia), as set forth in Section 4.7.1 of the TDD Development Agreement. The licenses granted for Nokia and its Affiliates as set forth in Section 4.2.1 of the TDD Development Agreement shall also include the licenses to any Developed Patents of IDC under the TDD Program Plan Revision D with the exception of Patents relating to the software implementation of the protocol stack (not related to the-systems work) of L2/3 Release 2 features (e.g. handover, mobility procedures, temporary DCH RRM (escape mechanisms and load balancing), etc.). Contingent upon Nokia and InterDigital executing an agreement on a future TDD program, InterDigital shall grant Nokia a license under the terms of section 4.2.1 to the Patents developed under the TDD Program Plan Revision D that are excepted under the preceding sentence. Nothing contained in this provision shall obligate InterDigital to perform any work under the TDD Program Plan Revision D other than the work encompassing the Base TDD Project under this Amendment

     For the avoidance of doubt, and to avoid the need to disclose the contents of the Agreements and this Amendment to customers seeking to license TDD Technology or purchase TDD components from IDC, or to foundries producing TDD products for sale, Nokia and IDC will mutually agree on a holding statement that can be provided on a confidential basis to customer and other vendors, acknowledging (i) that IDC owns all of the TDD Technology it developed under the Agreements and this Amendment, (ii) that IDC has secured sufficient and appropriate rights as regards any Nokia TDD Technology included in the results of such projects for the purpose of licensing third parties to manufacture and sell TDD products, and (iii) that such rights as regards any Nokia Patents are conditional on such third parties not asserting their Patents against Nokia Group.

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11.  Continued Cooperation. Without limiting either party's ability to pursue their own business interests, IDC and Nokia shall continue to cooperate and communicate on potential future activities on TDD so that, if desirable, the parties can promptly undertake such activities if and when market conditions and circumstances are appropriate. In this regard, IDC and Nokia shall maintain a regular, frequent dialog on each other's views on TDD. Further, in the event Nokia determines to pursue TDD activities beyond the Base TDD Project, it shall first meet with IDC with the view of providing IDC with the first opportunity to meet Nokia's development needs.

12. Future Cooperation. Contingent upon Nokia and InterDigital executing an agreement on a future TDD program, InterDigital shall provide to Nokia any TDD technology items which were deliverables under the TDD Program Plan Revision D, but are not part of the deliverables under this Amendment, provided:

     i    InterDigital has the right to grant licenses to such deliverables, and

     ii   Nokia compensates InterDigital for any mutually agreed upon, incremental expenses (e.g., equipment or labor associated with the test platform or license fees payable to third parties in connection with any license granted under section 12(i) above).

     Nothing contained in this provision shall obligate InterDigital to perform any work under the TDD Program Plan Revision D other than the work encompassing the Base TDD Project under this Amendment.

13. Miscellaneous. All of the terms and conditions of the Master Agreement are hereby incorporated herein by reference. Unless modified herein, all other terms and conditions of the Master Agreement and Related Agreements remain unaltered and in full force and effect. This Amendment Agreement shall be subject to the terms of the Master Agreement unless inconsistent with the terms in this Agreement. All Exhibits and other attachments to this Amendment Agreement which are referred to herein are hereby incorporated in and made a part of this Agreement. This Amendment Agreement contains the complete and final agreement between the parties, and supersedes all previous understandings relating to the subject matter hereof and thereof whether oral or written. This Amendment Agreement may only be modified by a written agreement signed by duly

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     authorized representatives of the parties. This Amendment Agreement may be executed by the parties in counterparts, each of which shall be deemed an original of the applicable document. Signatures provided by facsimile or other electronic means by any party shall be valid and enforceable upon delivery to the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement by their duly authorized representatives.

INTERDIGITAL COMUNICATIONS CORPORATION

     BY:    /s/ Howard E. Goldberg
        -------------------------------
     Name:  Howard E. Goldberg
     Title: President & CEO
     Date:


INTERDIGITAL TECHNOLOGY CORPORATION

By:         /s/ William J. Merritt
   ------------------------------------
     Name:  William J. Merritt
     Title: President
     Date:


NOKIA CORPORATION

By:         /s/ Yrjo Newo                       /s/ J.T. Bergquist
   ------------------------------------     ------------------------------------
     Name:  Yrjo Newo                               J.T. Bergquist
     Title: Executive VP, CTO                       Senior VP, Nokia Networks
     Date:

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Exhibit 1: InterDigital/Nokia UTRA-TDD Program Plan



                                      [**]


** Material has been omitted and filed separately with the Commission

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                         Attachment 1 To Program Plan:

                                Program Schedule





                                      [**]



** Material has been omitted and filed separately with the Commission.

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                         Attachment 2 To Program Plan:

                             Program Frame Schedule





                                      [**]



** Material has been omitted and filed separately with the Commission.

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                          Attachment 3 To Program Plan:

                                 Program Budget





                                      [**]



** Material has been omitted and filed separately with the Commission.

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                          Attachment 4 To Program Plan:

                              Program Risk Analysis





                                      [**]



** Material has been omitted and filed separately with the Commission.

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                          Attachment 5 To Program Plan:

                              Program Deliverables





                                      [**]

** Material has been omitted and filed separately with the Commission.